Exhibit 99.1

New York Community Bancorp, Inc. Reports 4Q 2014 Diluted Non-GAAP Cash Earnings Per Share of $0.32 (1) and Diluted GAAP Earnings Per Share of $0.30

Fourth Quarter 2014 Highlights

  Earnings Rise Linked-Quarter and Year-Over-Year:
  - The Company’s GAAP earnings rose to $131.2 million in 4Q 2014, providing a 1.14% return on average tangible assets and a 15.79% return on average tangible stockholders’ equity.(2)
  Strong Held-for-Investment Loan Production:
  - Loans originated for investment totaled $11.0 billion in 2014, including a record $7.6 billion of multi-family loans.
  - In 4Q 2014, loans originated for investment totaled $2.7 billion, and included $1.9 billion of multi-family loans.
  Continued Loan Growth:
  - Multi-family loans held for investment rose $3.1 billion, or 15.1%, year-over-year, and $969.0 million linked-quarter, to $23.8 billion at 12/31/14.
  - Total held-for-investment loans rose $3.2 billion, or 10.7%, year-over-year, and $772.9 million linked-quarter, to $33.0 billion at year-end.
  Superior Asset Quality:
  - Non-performing non-covered assets fell $36.0 million, or 20.6%, from the year-end 2013 balance and represented 0.30% of total non-covered assets at 12/31/14.
  Strong Deposit Growth:
  - Deposits rose $2.7 billion, or 10.4%, year-over-year to $28.3 billion, representing 58.3% of total assets at 12/31/14.
  Prepayment Penalty Income Supports Margin Stability:
  - Prepayment penalty income contributed 20 basis points to the net interest margin, which was 2.61% in 4Q 2014.
  Exceptional Efficiency:
  - The efficiency ratio declined sequentially and year-over-year to 41.29% in 4Q 2014. (3)
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.35% of tangible assets at 12/31/2014. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--January 29, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $131.2 million, or $0.30 per diluted share, for the three months ended December 31, 2014, reflecting linked-quarter and year-over-year increases of $10.9 million and $11.0 million, or, in each instance, $0.03 per diluted share.

For the twelve months ended December 31, 2014, the Company reported GAAP earnings of $485.4 million, or $1.09 per diluted share, exceeding the year-earlier level by $9.9 million or $0.01 per diluted share.

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Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

In addition, the Company reported cash earnings of $140.5 million, or $0.32 per diluted share, for the current fourth quarter, and $524.4 million, or $1.19 per diluted share, for the full year. (1)

Commenting on the Company’s full-year performance, President and Chief Executive Officer Joseph R. Ficalora stated, “2014 was a year of growth for New York Community Bancorp, as demonstrated by that of our balance sheet. To begin, it was a year that underscored our strength as a multi-family lender, with a record level of loans produced over the last 12 months. Supporting the strength of our balance sheet—as well as that of our earnings—multi-family loans grew $3.1 billion year-over-year, to $23.8 billion, reflecting an increase of 15.1%.

“Growing our loan portfolio was clearly one of the year’s big achievements; improving our asset quality was another of no small significance. In addition to double-digit reductions in non-performing non-covered loans and assets, we recorded net recoveries in each of the last three quarters, and ended the year with our best asset quality measures since December 2008.

“While the growth of our multi-family loans was key to the year’s performance, so too was the significant deposit growth we achieved. At the end of the year, our deposits rose to $28.3 billion—a year-over-year increase of $2.7 billion, or 10.4%.

“Another real accomplishment was the reduction in expenses, which supported both our earnings and our efficiency. While we continued to take appropriate steps to prepare for SIFI status—in the event that we should reach it—our operating expenses continued to represent a modest percentage of average assets, and contributed to an efficiency ratio of 43.16% for the year.

“Although the progress we’ve made financially can be seen in our fourth quarter performance, we’ve also improved our position in other ways. In a year when significant asset growth brought us closer to the current SIFI threshold, preparing ourselves to meet the higher regulatory expectations was not only important, but also gratifying.

“If it’s true to say that our focus on this prospect has never been keener, it’s also true to say of our focus on the size of our balance sheet. Despite the growth of our multi-family loan portfolio over the course of the quarter, our balance sheet was smaller at the end of December than it was at September 30th. Notwithstanding the challenges posed by market interest rates over the course of the quarter, we succeeded in selling $601.0 million of loans, including $476.9 million of one-to-four family loans, and reduced our securities through a combination of calls and sales totaling $354.8 million.

“We also selectively partnered with a small number of financial institutions by offering participations in certain of our multi-family and commercial real estate loans. The relationships we established over the course of the quarter will enable us to continue this practice, at our discretion, in the periods ahead.

“In view of our earnings and capital strength—and as we announced on Monday—the Board of Directors declared our 44th consecutive quarterly cash dividend of $0.25 per share. The dividend will be payable on February 20, 2015 to shareholders of record at the close of business on February 9, 2015,” Mr. Ficalora said.

Balance Sheet Summary

Notwithstanding a $120.6 million decline over the course of the fourth quarter, the Company grew its assets $1.9 billion, or 4.0%, to $48.6 billion in the twelve months ended December 31, 2014. Total loans accounted for $35.8 billion of the current year-end balance, while total securities accounted for $7.1 billion of the current year-end amount.

Non-Covered Loans Held for Investment

Non-covered loans held for investment rose $3.2 billion year-over-year and $772.9 million linked-quarter, to $33.0 billion at December 31, 2014. In addition to representing 92.2% of total loans at the end of December, non-covered loans held for investment represented $11.0 billion, or 77.5%, of the year’s total loan production, a $140.2 million decrease from the volume produced in 2013. Included in the current full-year amount were fourth-quarter originations of $2.7 billion, reflecting a $127.6 million increase from the trailing-quarter volume and a $369.8 million decrease from the year-earlier amount.

Multi-family loans represented a record $7.6 billion, or 68.9%, of loans produced in 2014 for investment, reflecting a year-over-year increase of $167.4 million. Fourth-quarter originations accounted for $1.9 billion of the year’s originations, up $232.9 million from the trailing-quarter volume and $29.1 million from the year-earlier amount.

In 2014, commercial real estate (“CRE”) loans represented $1.7 billion of loans produced for investment, a $507.0 million decrease from the volume produced in the prior year. Fourth-quarter originations accounted for $417.7 million of the current full-year volume, and were down $16.5 million sequentially and $420.7 million year-over-year.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios:

(dollars in thousands)	December 31, 2014		December 31, 2013
Multi-Family Loan Portfolio:
Loans outstanding	$23,849,038		$20,714,197
Percent of total held-for-investment loans	72.2%		69.4%
Average loan size	$5,001		$4,530
Expected weighted average life	3.0	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,637,061		$7,366,138
Percent of total held-for-investment loans	23.1%		24.7%
Average loan size	$4,991		$4,720
Expected weighted average life	3.2	years	3.3	years

Also included in the December 31st balance of loans held for investment were acquisition, development, and construction (“ADC”) loans of $257.9 million, one-to-four family loans of $138.9 million, and other loans of $1.1 billion, including $633.6 million of specialty finance loans and leases. While ADC loans fell $85.4 million year-over-year and $52.3 million linked-quarter, one-to-four family loans fell $421.8 million and $265.8 million over the corresponding periods. Consistent with management’s focus on managing the balance sheet below the current SIFI threshold, $476.9 million of one-to-four family loans were reclassified as held for sale in the third and fourth quarters and sold in the three months ended December 31, 2014.

The declines in ADC and one-to-four family loans were partly offset by the growth of specialty finance loans and leases, with the balance of such loans rising $463.0 million year-over-year and $162.3 million sequentially. In the twelve months ended December 31, 2014, $848.5 million of specialty finance loans and leases were originated, representing 61.5% of the commercial and industrial (“C&I”) loans produced over the course of the year. Included in the twelve-month amount were fourth-quarter originations of $296.3 million, reflecting a $38.3 million increase from the trailing-quarter volume and a $161.3 million increase year-over-year.

Loans Held for Sale

Loans held for sale totaled $379.4 million at the end of this December, a $72.5 million increase from the balance at December 31, 2013. The year-over-year increase was attributable to a surge in refinancing activity in the current fourth quarter as residential mortgage interest rates declined. While the balance of loans held for sale fell sequentially, by $300.7 million, this was primarily due to the September 30th balance having included $397.3 million of loans that were transferred in the third quarter from loans held for investment to loans held for sale. The majority of the loans that were transferred were subsequently sold in the fourth quarter of the year.

In 2014, loans originated for sale totaled $3.2 billion, as compared to $6.2 billion in 2013. Included in the 2014 amount were fourth-quarter originations of $974.7 million, exceeding the trailing-quarter volume by $139.9 million and the year-earlier volume by $271.2 million. The average balance of loans held for sale was $738.5 million in the current fourth quarter, as compared to $348.0 million and $278.7 million, respectively, in the trailing and year-earlier three months. The increase in one-to-four family loans produced for sale in the current fourth quarter reflects the beneficial impact of lower residential mortgage interest rates on loan demand.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $360.0 million from the December 31, 2013 balance to $2.4 billion, representing 6.8% of total loans, at December 31, 2014.

In the three months ended December 31, 2014, September 30, 2014, and December 31, 2013, accretion on the covered loan portfolio was $35.9 million, $34.6 million, and $36.7 million, respectively. For the twelve months ended December 31, 2014 and 2013, accretion on the covered loan portfolio was $140.1 million and $155.3 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $3.0 billion, including loans held for investment of approximately $1.9 billion and one-to-four family loans held for sale of approximately $1.1 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company’s asset quality measures reflected across-the-board improvement at the end of this December, as the ratio of non-performing non-covered loans to total non-covered loans, and the ratio of non-performing non-covered assets to total non-covered assets, fell 12 and ten basis points, respectively, year-over-year. As a result, non-performing non-covered loans represented 0.23% of total non-covered loans at the end of this December, while non-performing non-covered assets represented 0.30% of total non-covered assets at that date.

Non-performing non-covered loans declined $26.6 million, or 25.7%, year-over-year, to $77.0 million, while non-covered OREO fell $9.4 million, or 13.2%, to $62.0 million. The result was a $36.0 million, or 20.6%, reduction in non-performing non-covered assets to $138.9 million, the lowest level recorded since December 31, 2008. The declines in non-performing non-covered assets and loans were primarily due to a group of non-performing multi-family loans to a single borrower, in the amount of $32.2 million, that transitioned to OREO in the second quarter and were subsequently sold at a gain in June.

Asset quality also improved on a linked-quarter basis, as non-performing non-covered loans and OREO, combined, fell $5.9 million, resulting in a one-basis point improvement in the ratio of non-performing non-covered assets to total non-covered assets at December 31st.

In addition, the balance of non-covered loans 30 to 89 days past due declined to $6.2 million at the end of this December from $37.1 million at December 31, 2013. The bulk of the reduction was attributable to a $33.2 million decline in 30 to 89 days past-due multi-family credits, to $464,000 over the course of the year. As a result, total delinquencies (i.e., the sum of non-covered loans 30 to 89 days past due and total non-performing non-covered assets) fell $66.9 million, or 31.6%, to $145.1 million at December 31, 2014.

The Company’s asset quality was further reflected in the level of net charge-offs recorded in 2014 as compared to the level recorded in the prior year. Specifically, net charge-offs fell $14.9 million year-over-year to $2.1 million, and represented 0.01% of average loans. The decline in net charge-offs included net recoveries of $113,000, $271,000, and $112,000 that were recorded in the three months ended December 31, September 30, and June 30, 2014, respectively.

The following table summarizes the Company’s non-performing non-covered loans and assets at December 31, 2014, September 30, 2014, and December 31, 2013:

(in thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$31,089	$29,942	$58,395
Commercial real estate	24,824	28,586	24,550
One-to-four family	11,032	10,575	10,937
Acquisition, development, and construction	654	2,328	2,571
Total non-accrual non-covered mortgage loans	$67,599	$71,431	$96,453
Other non-accrual non-covered loans	9,351	9,588	7,084
Total non-performing non-covered loans	$76,950	$81,019	$103,537
Non-covered other real estate owned	61,956	63,738	71,392
Total non-performing non-covered assets	$138,906	$144,757	$174,929

The following table presents the Company's asset quality measures at or for the three months ended December 31, 2014, September 30, 2014, and December 31, 2013:

	December 31, 2014	September 30, 2014	December 31, 2013
Non-performing non-covered loans to total
non-covered loans	0.23%	0.25%	0.35%
Non-performing non-covered assets to total
non-covered assets	0.30	0.31	0.40
Net charge-offs during the period to
average loans during the period (non-annualized)	(0.00)	(0.00)	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	181.75	172.48	137.10
Allowance for losses on non-covered loans to total
non-covered loans	0.42	0.43	0.48

Securities

Securities represented $7.1 billion, or 14.6%, of total assets at the end of this December, reflecting a year-over-year reduction of $854.6 million, or 10.7%. On a linked-quarter basis, the balance declined by $414.8 million, reflecting both calls of securities and securities sales.

Securities held to maturity accounted for $6.9 billion, or 97.6%, of the December 31st balance, and were down $747.6 million from the year-earlier level and $345.6 million from the balance at September 30, 2014. Government-sponsored enterprise (“GSE”) obligations represented 95.5% of total securities at the end of this December, comparable to the percentages at the earlier period-ends.

Funding Sources

Deposits rose $2.7 billion, or 10.4%, year-over-year to $28.3 billion at the end of this December, the result of a series of deposit growth campaigns. The increase was largely attributable to a $2.0 billion rise in the balance of NOW and money market accounts to $12.5 billion, together with a $1.1 billion rise in the balance of savings accounts to $7.1 billion. While deposit growth was also supported by a $36.4 million increase in non-interest-bearing deposits to $2.3 billion, the overall increase was partially offset by a $511.5 million decline in certificates of deposit (“CDs”) to $6.4 billion at year-end 2014. Reflecting the year’s deposit growth, deposits represented 58.3% of total assets at the end of this December as compared to 55.0% at December 31, 2013.

Borrowed funds fell $878.5 million year-over-year, to $14.2 billion, primarily reflecting an $874.4 million decline in wholesale borrowings to $13.9 billion. As a result, the ratio of wholesale borrowings to total assets improved to 28.6% at the end of this December from the ratio at year-end 2013, 31.6%.

Stockholders’ Equity

Stockholders’ equity totaled $5.8 billion at the end of this December, a $46.2 million increase from the balance at December 31, 2013. Excluding goodwill and core deposit intangibles (“CDI”) from the respective balances, tangible stockholders’ equity rose $54.5 million to $3.3 billion at the same date. (2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of December, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended December 31, 2014

The Company’s GAAP earnings rose to $131.2 million in the fourth quarter of 2014 from $120.3 million in the trailing quarter and $120.2 million in the fourth quarter of 2013. The Company’s GAAP earnings were equivalent to $0.30 per diluted share in the current fourth quarter, and $0.27 per diluted share in the three months ended September 30, 2014 and December 31, 2013.

In the three months ended December 31, 2014, the Company recovered $17.3 million on a security that had been classified as other-than-temporarily impaired (“OTTI”) in the second quarter of 2009. The recovery was equivalent to $10.3 million after taxes; no comparable recovery was recorded in the trailing or year-earlier three months.

Net Interest Income

The Company recorded net interest income of $283.7 million in the fourth quarter of 2014, reflecting a linked-quarter decrease of $5.3 million and a $13.6 million decrease from the year-earlier amount. The declines were each attributable to the combination of lower interest income—which fell $4.3 million and $8.2 million, respectively, to $422.8 million in the current fourth quarter—and higher interest expense—which rose $1.1 million and $5.4 million, respectively, to $139.1 million over the corresponding periods. In addition, the Company’s net interest margin contracted to 2.61% in the current fourth quarter from 2.69% and 2.92%, respectively, in the trailing and year-earlier three months.

The following factors contributed to the linked-quarter and year-over-year reductions in net interest income and net interest margin:

  Prepayment penalty income contributed $21.8 million to net interest income in the current fourth quarter, as compared to $25.4 million and $33.0 million, respectively, in the prior periods. Similarly, prepayment penalty income contributed 20 basis points to the current fourth-quarter margin, as compared to 24 basis points and 32 basis points, respectively, in the trailing and year-earlier three months. Absent the contribution of prepayment penalty income, the margin would have declined four basis points linked-quarter and 19 basis points year-over-year, well within management’s expected range.
  While the average balance of interest-earning assets rose $443.8 million sequentially and $2.8 billion year-over-year, to $43.6 billion, the benefit was exceeded by the impact of a decline in the average yield. The average yield on interest-earning assets fell eight and 35 basis points, respectively, from the yields recorded in the trailing and year-earlier quarters, to 3.87% in the three months ended December 31, 2014.
  Loans accounted for $35.8 billion of average interest-earning assets in the current fourth quarter, reflecting a sequential increase of $717.8 million and a year-over-year increase of $3.4 billion. Reflecting the decline in prepayment penalty income and the replenishment of the portfolio with lower-yielding assets, the average yield on loans fell to 4.00% in the current fourth quarter from 4.11% and 4.47%, respectively, in the earlier periods. Prepayment penalty income contributed 24 basis points to the average yield on loans in the current fourth quarter, down from 29 and 41 basis points, respectively, in the trailing and year-earlier three months.
  While the average balance of securities and money market investments fell $273.9 million sequentially and $522.4 million year-over-year, to $7.8 billion, the average yield on such assets rose to 3.29% in the current fourth quarter from 3.28% in each of the earlier periods.
  The average balance of interest-bearing liabilities rose $287.7 million sequentially and $2.6 billion year-over-year, to $40.3 billion in the three months ended December 31, 2014. The impact of the increase in the average balance was modestly tempered by the consistency of the average cost of funds—1.37%—in the third and fourth quarters of 2014 and by a three-basis point reduction from the average cost recorded in the fourth quarter of 2013.
  The linked-quarter growth of the average balance of interest-bearing liabilities was driven by a $648.8 million rise in average interest-bearing deposits to $26.1 billion and tempered by a $361.1 million decline in the average balance of borrowed funds to $14.2 billion. Similarly the average balance of interest-bearing deposits rose $3.1 billion from the year-earlier level, in tandem with a $582.6 million decline in the average balance of borrowed funds. The average cost of interest-bearing deposits rose two and three basis points, respectively, to 0.62% in the current fourth quarter, while the average cost of borrowed funds rose three and seven basis points, respectively, to 2.73%.

Provision for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans, and consistent with the three preceding quarters, no provision for such losses was recorded in the fourth quarter of 2014. In the fourth quarter of 2013, the Company recorded a $3.0 million provision for losses on non-covered loans.

(Recovery of) Provision for Losses on Covered Loans

Reflecting a modest increase in expected cash flows from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $200,000 from the allowance for covered loan losses in the three months ended December 31, 2014, as compared to $3.9 million and $5.8 million, respectively, in the trailing and year-earlier three months. The recoveries were partly offset by FDIC indemnification expense of $160,000, $3.2 million, and $4.7 million, which was recorded in non-interest income in the respective periods, as discussed below.

Non-Interest Income

Non-interest income rose $29.2 million and $31.7 million, respectively, from the levels recorded in the trailing and year-earlier quarters to $70.5 million in the fourth quarter of 2014. While the increases were partly attributable to the declines in FDIC indemnification expense that were previously mentioned, they largely reflect an increase in other non-interest income and net securities gains.

Reflecting the recovery of $17.3 million on a security that was previously written off, other non-interest income rose $18.2 million sequentially and $19.4 million year-over-year, to $29.8 million in the three months ended December 31, 2014. In addition, net securities gains rose $8.5 million and $5.4 million, respectively, to $8.7 million over the corresponding periods.

The year-over-year increase in non-interest income was also fueled by a $3.7 million rise in mortgage banking income, to $16.4 million in the fourth quarter of 2014. The increase was the net effect of a $6.7 million rise in income from originations to $8.8 million and a $3.0 million decline in servicing income to $7.6 million. While income from originations rose $2.2 million on a linked-quarter basis, servicing income fell $2.3 million during the same time.

Non-Interest Expense

Non-interest expense totaled $148.1 million in the current fourth quarter, a $2.9 million increase from the trailing-quarter level and a $1.4 million decrease from the year-earlier amount. Operating expenses accounted for $146.2 million of non-interest expense in the current fourth quarter, reflecting a linked-quarter increase of $3.1 million and a year-over-year reduction of $171,000.

The linked-quarter rise in operating expenses was attributable to a $1.5 million increase in general and administrative (“G&A”) expense to $43.0 million, a $1.4 million increase in occupancy and equipment expense to $25.0 million, and a more modest increase in compensation and benefits expense, to $78.2 million. While the rise in G&A expense was driven by a variety of factors, the rise in occupancy and equipment expense largely reflects the costs incurred in relocating several back-office departments to a single facility.

Income Tax Expense

Income tax expense rose $6.2 million sequentially and $5.7 million year-over-year, to $75.1 million in the three months ended December 31, 2014. The respective increases were largely due to the rise in pre-tax income to $206.3 million, reflecting a linked-quarter increase of $17.2 million and a year-over-year increase of $16.8 million. The effective tax rate, meanwhile, was 36.39% in the fourth and third quarters of 2014, and 36.59% in the fourth quarter of the prior year.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.6 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.3 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank, all in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Thursday, January 29, 2015, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2014 performance and strategies. The conference call may be accessed by dialing (877) 876-9173 (for domestic calls) or (785) 424-1670 (for international calls) and providing the following access code: 4Q14NYCB. A replay will be available approximately two hours following completion of the call through midnight on February 2nd, and may be accessed by calling (800) 374-0328 (domestic) or (402) 220-0663 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 26, 2015.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2013 and our Forms 10-Q for the three months ended March 31, June 30, and September 30, 2014, including in the Risk Factors section of these and other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 11 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	December 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$564,150	$644,550
Securities:
Available-for-sale	173,783	280,738
Held-to-maturity	6,922,667	7,670,282
Total securities	7,096,450	7,951,020
Loans held for sale	379,399	306,915
Non-covered mortgage loans held for investment:
Multi-family	23,849,038	20,714,197
Commercial real estate	7,637,061	7,366,138
One-to-four family	138,915	560,730
Acquisition, development, and construction	257,850	343,282
Total non-covered mortgage loans held for investment	31,882,864	28,984,347
Non-covered other loans held for investment	1,142,092	853,642
Total non-covered loans held for investment	33,024,956	29,837,989
Less: Allowance for losses on non-covered loans	(139,857)	(141,946)
Non-covered loans held for investment, net	32,885,099	29,696,043
Covered loans	2,428,622	2,788,618
Less: Allowance for losses on covered loans	(45,481)	(64,069)
Covered loans, net	2,383,141	2,724,549
Total loans, net	35,647,639	32,727,507
Federal Home Loan Bank stock, at cost	515,327	561,390
Premises and equipment, net	319,002	273,299
FDIC loss share receivable	397,811	492,674
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	7,943	16,240
Other assets (includes $32,048 and $37,477, respectively, of other real estate owned
covered by loss sharing agreements)	1,574,764	1,585,476
Total assets	$48,559,217	$46,688,287

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,549,600	$10,536,947
Savings accounts	7,051,622	5,921,437
Certificates of deposit	6,420,598	6,932,096
Non-interest-bearing accounts	2,306,914	2,270,512
Total deposits	28,328,734	25,660,992
Borrowed funds:
Wholesale borrowings	13,868,132	14,742,576
Other borrowings	358,355	362,426
Total borrowed funds	14,226,487	15,105,002
Other liabilities	222,181	186,631
Total liabilities	42,777,402	40,952,625
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 442,659,460 and 440,873,285
shares issued; and 442,587,190 and 440,809,365 shares outstanding, respectively)	4,427	4,409
Paid-in capital in excess of par	5,369,623	5,346,017
Retained earnings	464,569	422,761
Treasury stock at cost (72,270 and 63,920 shares, respectively)	(1,118)	(1,032)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	2,990	277
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,387)	(5,604)
Pension and post-retirement obligations, net of tax	(53,289)	(31,166)
Total accumulated other comprehensive loss, net of tax	(55,686)	(36,493)
Total stockholders’ equity	5,781,815	5,735,662
Total liabilities and stockholders’ equity	$48,559,217	$46,688,287

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013
Interest Income:
Mortgage and other loans	$358,298	$360,499	$362,166	$1,414,884	$1,487,662
Securities and money market investments	64,505	66,572	68,876	268,183	220,436
Total interest income	422,803	427,071	431,042	1,683,067	1,708,098

Interest Expense:
NOW and money market accounts	11,109	10,632	8,319	39,508	35,884
Savings accounts	11,254	9,741	6,438	35,727	21,950
Certificates of deposit	18,657	18,330	19,582	74,511	83,805
Borrowed funds	98,101	99,339	99,378	392,968	399,843
Total interest expense	139,121	138,042	133,717	542,714	541,482
Net interest income	283,682	289,029	297,325	1,140,353	1,166,616
Provision for losses on non-covered loans	--	--	3,000	--	18,000
(Recovery of) provision for losses on covered loans	(200)	(3,945)	(5,829)	(18,587)	12,758
Net interest income after provision for (recovery of) loan losses	283,882	292,974	300,154	1,158,940	1,135,858

Non-Interest Income:
Mortgage banking income	16,446	16,606	12,753	62,953	78,283
Fee income	9,073	9,188	9,647	36,585	38,179
Bank-owned life insurance	6,620	6,888	7,432	27,150	29,938
Net gain on sales of securities	8,712	182	3,272	14,029	21,036
FDIC indemnification (expense) income	(160)	(3,156)	(4,663)	(14,870)	10,206
Other income	29,788	11,578	10,369	75,746	41,188
Total non-interest income	70,479	41,286	38,810	201,593	218,830

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,232	78,033	75,207	306,848	313,196
Occupancy and equipment	25,019	23,619	25,151	99,016	97,252
General and administrative	42,987	41,524	46,051	173,306	181,330
Total operating expenses	146,238	143,176	146,409	579,170	591,778
Amortization of core deposit intangibles	1,873	2,019	3,065	8,297	15,784
Total non-interest expense	148,111	145,195	149,474	587,467	607,562
Income before income taxes	206,250	189,065	189,490	773,066	747,126
Income tax expense	75,053	68,807	69,335	287,669	271,579
Net Income	$131,197	$120,258	$120,155	$485,397	$475,547

Basic earnings per share	$0.30	$0.27	$0.27	$1.09	$1.08
Diluted earnings per share	$0.30	$0.27	$0.27	$1.09	$1.08

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 12 of this release.)

We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2014, September 30, 2014, and December 31, 2013, and for the twelve months ended December 31, 2014 and 2013, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
GAAP Earnings	$131,197	$120,258	$120,155	$485,397	$475,547
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related benefit plans	6,734	6,778	5,621	27,454	22,247
Associated tax effects	656	550	895	3,225	1,692
Amortization of core deposit intangibles	1,873	2,019	3,065	8,297	15,784
Total additional contributions to tangible stockholders’ equity (1)	9,263	9,347	9,581	38,976	39,723
Cash earnings	$140,460	$129,605	$129,736	$524,373	$515,270

Diluted GAAP Earnings per Share	$0.30	$0.27	$0.27	$1.09	$1.08
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.02	0.02	0.07	0.05
Associated tax effects	--	--	--	0.01	--
Amortization of core deposit intangibles	0.00	--	0.01	0.02	0.04
Total additions	0.02	0.02	0.03	0.10	0.09
Diluted cash earnings per share	$0.32	$0.29	$0.30	$1.19	$1.17

Cash Earnings Data:
Cash return on average assets	1.15%	1.07%	1.13%	1.09%	1.16%
Cash return on average tangible assets (1)	1.21	1.13	1.19	1.15	1.23
Cash return on average stockholders’ equity	9.69	8.97	9.19	9.09	9.17
Cash return on average tangible stockholders’ equity (1)	16.76	15.57	16.27	15.79	16.31
Cash efficiency ratio (2)	39.39	41.29	41.88	41.11	41.11

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our financial performance. We believe that these non-GAAP financial measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP financial measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2014, September 30, 2014, and December 31, 2013, and the twelve months ended December 31, 2014 and 2013, follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2014	2014	2013	2014	2013
Total Stockholders’ Equity	$ 5,781,815	$ 5,777,998	$ 5,735,662	$ 5,781,815	$ 5,735,662
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(7,943)	(9,816)	(16,240)	(7,943)	(16,240)
Tangible stockholders’ equity	$ 3,337,741	$ 3,332,051	$ 3,283,291	$ 3,337,741	$ 3,283,291

Total Assets	$48,559,217	$48,679,772	$46,688,287	$48,559,217	$46,688,287
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(7,943)	(9,816)	(16,240)	(7,943)	(16,240)
Tangible assets	$46,115,143	$46,233,825	$44,235,916	$46,115,143	$44,235,916

Tangible Stockholders’ Equity	$3,337,741	$3,332,051	$3,283,291	$3,337,741	$3,283,291
Add back: Accumulated other comprehensive loss, net of tax	55,686	32,433	36,493	55,686	36,493
Adjusted tangible stockholders’ equity	$3,393,427	$3,364,484	$3,319,784	$3,393,427	$3,319,784

Tangible Assets	$46,115,143	$46,233,825	$44,235,916	$46,115,143	$44,235,916
Add back: Accumulated other comprehensive loss, net of tax	55,686	32,433	36,493	55,686	36,493
Adjusted tangible assets	$46,170,829	$46,266,258	$44,272,409	$46,170,829	$44,272,409

Average Stockholders’ Equity	$ 5,798,260	$ 5,776,440	$ 5,643,882	$ 5,768,795	$ 5,620,445
Less: Average goodwill and core deposit intangibles	(2,445,262)	(2,447,277)	(2,454,191)	(2,448,322)	(2,460,266)
Average tangible stockholders’ equity	$ 3,352,998	$ 3,329,163	$ 3,189,691	$ 3,320,473	$ 3,160,179

Average Assets	$48,870,512	$48,484,853	$46,107,450	$48,038,072	$44,396,263
Less: Average goodwill and core deposit intangibles	(2,445,262)	(2,447,277)	(2,454,191)	(2,448,322)	(2,460,266)
Average tangible assets	$46,425,250	$46,037,576	$43,653,259	$45,589,750	$41,935,997

Net Income	$131,197	$120,258	$120,155	$485,397	$475,547
Add back: Amortization of core deposit intangibles, net of tax	1,124	1,211	1,839	4,978	9,471
Adjusted net income	$132,321	$121,469	$121,994	$490,375	$485,018

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
December 31, 2014	September 30, 2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,784,839	$358,298	4.00%	$35,067,046	$360,499	4.11%
Securities and money market investments	7,830,979	64,505	3.29	8,104,926	66,572	3.28
Total interest-earning assets	43,615,818	422,803	3.87	43,171,972	427,071	3.95
Non-interest-earning assets	5,254,694	5,312,881
Total assets	$48,870,512	$48,484,853
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,478,182	$ 11,109	0.35%	$12,173,504	$ 10,632	0.35%
Savings accounts	7,100,938	11,254	0.63	6,790,281	9,741	0.57
Certificates of deposit	6,510,626	18,657	1.14	6,477,180	18,330	1.12
Total interest-bearing deposits	26,089,746	41,020	0.62	25,440,965	38,703	0.60
Borrowed funds	14,244,337	98,101	2.73	14,605,390	99,339	2.70
Total interest-bearing liabilities	40,334,083	139,121	1.37	40,046,355	138,042	1.37
Non-interest-bearing deposits	2,545,450	2,464,437
Other liabilities	192,719	197,621
Total liabilities	43,072,252	42,708,413
Stockholders’ equity	5,798,260	5,776,440
Total liabilities and stockholders’ equity	$48,870,512	$48,484,853
Net interest income/interest rate spread	$283,682	2.50%	$289,029	2.58%
Net interest margin	2.61%	2.69%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$22,124,570	$22,363	0.40%	$21,428,222	$20,373	0.38%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended December 31,
2014	2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,784,839	$358,298	4.00%	$32,416,249	$362,166	4.47%
Securities and money market investments	7,830,979	64,505	3.29	8,353,357	68,876	3.28
Total interest-earning assets	43,615,818	422,803	3.87	40,769,606	431,042	4.22
Non-interest-earning assets	5,254,694	5,337,844
Total assets	$48,870,512	$46,107,450
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,478,182	$ 11,109	0.35%	$10,019,941	$ 8,319	0.33%
Savings accounts	7,100,938	11,254	0.63	5,864,364	6,438	0.44
Certificates of deposit	6,510,626	18,657	1.14	7,057,894	19,582	1.10
Total interest-bearing deposits	26,089,746	41,020	0.62	22,942,199	34,339	0.59
Borrowed funds	14,244,337	98,101	2.73	14,826,934	99,378	2.66
Total interest-bearing liabilities	40,334,083	139,121	1.37	37,769,133	133,717	1.40
Non-interest-bearing deposits	2,545,450	2,475,847
Other liabilities	192,719	218,588
Total liabilities	43,072,252	40,463,568
Stockholders’ equity	5,798,260	5,643,882
Total liabilities and stockholders’ equity	$48,870,512	$46,107,450
Net interest income/interest rate spread	$283,682	2.50%	$297,325	2.82%
Net interest margin	2.61%	2.92%

Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$22,124,570	$22,363	0.40%	$18,360,152	$14,757	0.32%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Twelve Months Ended
December 31, 2014	December 31, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$34,510,611	$1,414,884	4.10%	$31,871,860	$1,487,662	4.67%
Securities and money market investments	8,215,129	268,183	3.26	6,804,991	220,436	3.23
Total interest-earning assets	42,725,740	1,683,067	3.94	38,676,851	1,708,098	4.41
Non-interest-earning assets	5,312,332	5,719,412
Total assets	$48,038,072	$44,396,263
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$11,638,484	$ 39,508	0.34%	$ 9,433,403	$ 35,884	0.38%
Savings accounts	6,595,334	35,727	0.54	5,309,817	21,950	0.41
Certificates of deposit	6,663,188	74,511	1.12	7,910,982	83,805	1.06
Total interest-bearing deposits	24,897,006	149,746	0.60	22,654,202	141,639	0.63
Borrowed funds	14,687,889	392,968	2.68	13,282,743	399,843	3.01
Total interest-bearing liabilities	39,584,895	542,714	1.37	35,936,945	541,482	1.51
Non-interest-bearing deposits	2,481,751	2,597,356
Other liabilities	202,631	241,517
Total liabilities	42,269,277	38,775,818
Stockholders’ equity	5,768,795	5,620,445
Total liabilities and stockholders’ equity	$48,038,072	$44,396,263
Net interest income/interest rate spread	$1,140,353	2.57%	$1,166,616	2.90%
Net interest margin	2.67%	3.01%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$20,715,569	$75,235	0.36%	$17,340,576	$57,834	0.33%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013
GAAP EARNINGS DATA:
Net income	$131,197	$120,258	$120,155	$485,397	$475,547
Basic earnings per share	0.30	0.27	0.27	1.09	1.08
Diluted earnings per share	0.30	0.27	0.27	1.09	1.08
Return on average assets	1.07%	0.99%	1.04%	1.01%	1.07%
Return on average tangible assets (1)	1.14	1.06	1.12	1.08	1.16
Return on average stockholders’ equity	9.05	8.33	8.52	8.41	8.46
Return on average tangible stockholders’ equity (1)	15.79	14.59	15.30	14.77	15.35
Efficiency ratio (2)	41.29	43.35	43.56	43.16	42.71
Operating expenses to average assets	1.20	1.18	1.27	1.21	1.33
Interest rate spread	2.50	2.58	2.82	2.57	2.90
Net interest margin	2.61	2.69	2.92	2.67	3.01
Effective tax rate	36.39	36.39	36.59	37.21	36.35
Shares used for basic EPS computation	441,091,905	441,127,550	439,404,805	440,988,102	439,251,238
Shares used for diluted EPS computation	441,091,905	441,127,550	439,404,805	440,988,102	439,251,238

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	December 31, 2014	September 30, 2014	December 31, 2013
CAPITAL MEASURES:
Book value per share	$13.06	$13.05	$13.01
Tangible book value per share (1)	7.54	7.53	7.45
Stockholders’ equity to total assets	11.91%	11.87%	12.29%
Tangible stockholders’ equity to tangible assets (1)	7.24	7.21	7.42
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.35	7.27	7.50

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.

	December 31, 2014	September 30, 2014	December 31, 2013
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	7.73%	7.65%	7.86%
Tier 1 risk-based capital ratio	12.02	11.63	12.22
Total risk-based capital ratio	12.66	12.27	12.96
New York Commercial Bank
Leverage capital ratio	9.25%	10.06%	11.49%
Tier 1 risk-based capital ratio	12.08	13.25	14.84
Total risk-based capital ratio	12.47	13.67	15.33

(1)	At December 31, 2014, the minimum regulatory requirements for classification as a well capitalized institution were a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032